EXHIBIT 99.1
INCO REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2005

CANADIAN GAAP FULL YEAR 2005 NET EARNINGS
OF $836 MILLION REFLECT A RECORD YEAR
(All dollar amounts are expressed in U.S. currency)
TORONTO, February 14, 2006 — Inco Limited today reported adjusted net earnings(1) of $169 million, or 89 cents per share ($0.76 per share on a diluted basis(2)), for the fourth quarter of 2005, compared with adjusted net earnings(1) of $253 million, or $1.35 per share ($1.21 per share on a diluted basis(2)), for the fourth quarter of 2004. The principal adjustments made in arriving at adjusted net earnings(1) for the fourth quarter of 2005 were (1) the exclusion of a gain of $88 million on the sale of a non-core investment; (2) the exclusion of estimated remediation costs of $13 million involving a property we retained from a disposed business unrelated to our current operations and (3) the exclusion of unfavourable non-cash currency translation adjustments totalling $11 million. All of the adjustments made in arriving at adjusted net earnings(1) for the fourth quarters and full years of 2005 and 2004 are set forth in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.
Our net earnings for the fourth quarter of 2005 in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) were $235 million, or $1.23 per share ($1.06 per share on a diluted basis(2)), compared with net earnings of $226 million, or $1.20 per share ($1.08 per share on a diluted basis(2)), for the fourth quarter of 2004.
Our adjusted net earnings(1) for the full year 2005 were $811 million, or $4.29 per share ($3.64 per share on a diluted basis(2)), compared with $855 million, or $4.56 per share ($4.08 per share on a diluted basis(2)), for the full year of 2004.
Our net earnings for the full year 2005 in accordance with Canadian GAAP were $836 million, or $4.41 per share ($3.75 per share on a diluted basis(2)), compared with net earnings of $619 million, or $3.30 per share ($2.95 per share on a diluted basis(2)), for the full year of 2004.
Our adjusted net earnings(1) for the fourth quarter of 2005, as reflected in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below, were lower than adjusted net earnings(1) for the corresponding period of 2004 due to a lower realized selling price for nickel, lower Inco-source nickel deliveries and higher production costs partially offset by higher realized selling prices for copper and certain platinum-group metals (“PGMs”) and higher deliveries of PGMs.
Our adjusted net earnings(1) for the full year 2005, as reflected in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below, were lower than adjusted net earnings for the corresponding period of 2004 due primarily to lower deliveries of Inco-source nickel, copper and PGMs as well as increased production costs partially offset by higher realized prices for nickel, copper and certain PGMs. Net earnings in accordance with Canadian GAAP for the full year 2005, as reflected in the table referred to above, were higher than for the full year 2004 due primarily to a gain on the sale of a non-core investment referred to above and the previously reported Goro non-cash asset impairment charge recorded in 2004 as well as higher realized selling prices for nickel, copper and certain PGMs, partially offset by nickel unit cash cost of sales before by-product credits and lower deliveries of Inco-source nickel, copper and PGMs.
All of the adjustments made in arriving at adjusted net earnings for the fourth quarters and full years of 2005 and 2004 are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below. Our net earnings for the fourth quarter and full year of 2005 in accordance with Canadian GAAP also reflect the inclusion of the adjustments referred to in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.

(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share due to these items is dependent on our level of earnings and the price of our common shares. For the fourth quarter and full year 2005, the number of diluted shares used in this calculation was approximately 223 million shares, compared with 210 million for the corresponding periods of 2004.

Chief Executive Officer’s Message
The year 2005 was a very exciting one for Inco and our shareholders.
We established new all-time records for total annual revenue, Canadian GAAP net earnings, and our average annual realized price for nickel in 2005. We finished the year with about $1 billion in the bank as we continued to advance the biggest growth program in our history. At Voisey’s Bay, we produced our first concentrates well ahead of our original schedule and we began shipping the nickel concentrates to our operations in Ontario and Manitoba. The nickel concentrates are now being processed into finished nickel products at our Ontario and Manitoba operations. In New Caledonia, we successfully returned to the field and began ramping up construction on our Goro project.
Without doubt the most exciting development in 2005 was the announcement of our friendly offer to acquire Falconbridge Limited. When completed, the combined company would be the world’s largest nickel company and a great copper company. We continue to move forward to complete the pending acquisition. This message, however, looks at Inco’s historical and projected performance without the very significant benefits expected to be realized from the pending combination.
With the nickel market expected to remain strong and our nickel production expected to reach a new record high in 2006, we believe that 2006 will be another very good year for earnings and cash flow. With our strong financial position and our continued positive outlook for the nickel market, we have increased our quarterly cash dividend, as announced on February 7, 2006, by 25 per cent to an annualized rate of $0.50 per share.
Nickel Market Developments and Outlook
The stainless steel inventory adjustments that affected the global nickel market beginning in the second half of 2005 continued into the fourth quarter of 2005. However, we have seen a number of positive signs that these inventory adjustments are now behind us. Nickel demand in non-stainless applications like aerospace and hybrid vehicles remained very strong in the fourth quarter of 2005. On the supply side, we saw production disruptions at several nickel producers in the fourth quarter of 2005, tightening nickel supplies.
As we entered 2006, the nickel market has begun to gain momentum, as reflected in the benchmark LME cash nickel price which has averaged $14,711 per tonne ($6.67 per pound) over the January 3 – February 13, 2006 period compared with an average LME cash nickel price of $12,628 per tonne ($5.73 per pound) in the fourth quarter of 2005. We expect that stainless steel production will rebound in 2006, led by large production increases in China as new capacity there comes on stream. Industrial production and capital investment are expected to be strong in the U.S. and to improve in Europe and Japan. We are continuing to see good demand from the U.S. and European high nickel alloys market, fueled by the aerospace and power generation end-use markets for these alloys.
In short, with strong growth in nickel demand forecast for 2006, and with limited new nickel projects or expansions currently expected to come on stream before at least 2008, we believe that nickel demand should continue to outpace supply in 2006, which will continue to put upward pressure on prices.
Operations Review
In 2005 we met or exceeded our previous October 2005 guidance on production, nickel price premiums and nickel unit cash costs at our operations, achieving consistent production and productivity improvements across the company.

During the fourth quarter of 2005, we produced 142 million pounds of nickel. Our nickel production for the full year was 487 million pounds, in line with our previous October 2005 guidance of 485 to 490 million pounds for 2005. PT Inco produced 168 million pounds of nickel in matte in 2005, the highest production in its history.
We produced 92 million pounds of refined copper and related products in the fourth quarter of 2005 and 277 million pounds of refined copper and related products for the full year, slightly above our previous October 2005 guidance. In addition, we produced 10 million pounds of copper in concentrate at Voisey’s Bay in the fourth quarter of 2005. Platinum-group metals (PGMs) production was 115,000 ounces for the fourth quarter of 2005, and for the full year was 419,000 ounces, above our previous October 2005 guidance of 380,000 to 390,000 ounces.
In 2006, we expect to see a substantial increase in our nickel production. With the addition of Voisey’s Bay output for a full year, we plan to raise nickel production from Inco’s operations to about 535 million pounds. We have also entered into contracts with two leading smelting and refining companies to have them toll smelt and refine nickel concentrates which we have agreed to purchase from Australian sources. These arrangements are expected to provide Inco with an additional 30 million pounds of nickel for sale, giving us about 565 million pounds of nickel for sale in 2006.
We expect to increase copper production by 20 per cent in 2006, producing 340 million pounds of copper, including 65 million pounds in Voisey’s Bay copper concentrates to be sold to third parties. Our 2006 PGMs production is expected to be in the range of 400,000 ounces.
In 2005, Inco’s nickel unit cash cost of sales, net of by-product credits, was $2.65 per pound, better than our previous October 2005 guidance for the year of $2.85 to $2.95 per pound, but an increase in this cash measure when compared with 2004. In 2006, we expect that our nickel unit cash costs of sales net of by-product credits will be $2.35 to $2.40 per pound, taking into account the recently announced changes in industrial electricity rates in Ontario. This cost measure includes the feeds we purchase from third parties at LME or other benchmark prices and then process at our Canadian operations. Our costs will be negatively affected by the same factors affecting at least some of the other producers, notably a stronger Canadian dollar and higher energy costs, particularly the cost of high sulphur fuel oil and diesel fuel at PT Inco.
Substituting Voisey’s Bay feed for external purchased feeds at our Canadian operations will help to lower our costs. However, the impact of Voisey’s Bay in 2006 will not be fully realized until we have a steady flow of Voisey’s Bay concentrates to our Ontario and Manitoba operations in the second half of 2006. Once we reach this goal in the second half of 2006, we expect that our nickel unit cash cost of sales will be at least $0.15 per pound lower in the last six months of 2006 than projected for the full year 2006.
In the face of ongoing cost pressures, we continue to work hard to reduce costs and improve productivity wherever we can. All of our key operating units achieved productivity increases in 2005 and we are strongly focussed on getting further improvements in 2006 and they are all delivering more consistent and reliable production.
Growth Projects
We marked a number of significant milestones at our Voisey’s Bay project in 2005 — the production of first concentrate, the opening of our demonstration plant in Argentia, Newfoundland to test hydrometallurgical technologies for processing Voisey’s Bay nickel concentrates, the first concentrate shipments to our operations in Ontario and Manitoba, and the first production of finished nickel from Voisey’s Bay concentrate at our Sudbury operations in early January 2006.

The ramp-up at Voisey’s Bay is going very well. As a result, we have raised our 2006 production estimate from this operation to about 120 million pounds of nickel in concentrate.
We continue to make good progress at our Goro project in New Caledonia. Engineering is about 70 per cent complete. Approximately 900 construction personnel are currently on site and earthworks have started for the process plant and our residue storage facility and on road realignment. We are building some 400 modules for the process plant in the Phillipines and delivery of these at the Goro site is expected to begin in April.
Our capital cost estimate for the Goro mine, process plant and infrastructure of $1.878 billion is expected to be at the upper end of the plus 15 per cent confidence level. We expect to have a definitive cost estimate in the second quarter 2006, when engineering will be at least 75 per cent complete and all major contracts will have been awarded. The expected initial start-up of the project remains in late 2007.
Building on a Strong Financial Foundation
In the fourth quarter of 2005, we generated $204 million of cash flow from operations, before changes in working capital and capital expenditures. Our cash flow for the full year 2005 was $1.2 billion before changes in working capital and capital expenditures.
Our balance sheet remains strong, with a cash position of $958 million as of year-end 2005. Our debt-to-capitalization ratio was 28 per cent as of year-end 2005.
Update on our Friendly Acquisition of Falconbridge
On October 11, 2005, we announced Inco’s friendly take-over offer for Falconbridge, and the two companies entered into a definitive support agreement covering this transaction.
Our offer was subject to a number of customary conditions, including receipt of all necessary regulatory clearances and acceptance of the offer by Falconbridge shareholders owning not less than 66 2/3 per cent of all outstanding Falconbridge common shares.
We have continued to move forward in our efforts to obtain the remaining required clearances from antitrust/competition authorites in the U.S. and Europe. In late January 2006, we received clearance from the Canadian Competition Bureau. Over the next two weeks or so, we currently expect to hear from the U.S. Department of Justice and the European Commission on what, if any, remedy would be required to resolve any competitive concerns that these authorities might see in the context of the pending acquisition. We remain optimistic in terms of the outcome of these processes. Assuming that the outcome of the regulatory clearance processes is positive, we would then be able to proceed with our offer and be in a position to take-up and pay for Falconbridge common shares.
The new Inco to be created by the combination of two great companies represents an exciting and unique opportunity for Inco and Falconbridge shareholders. This transaction promises to create the world’s largest nickel company and a leading copper company, with outstanding growth prospects in both metals, given the combined company’s strong operations and unique project portfolio. We will generate outstanding cash flow and have the ability to pursue our combined growth strategy on a scale that neither company could have contemplated individually. It will be a geographically diverse company, having a major presence in North and South America, Asia, the South Pacific and Europe. Combining the two companies’ operations is also expected to create significant operating and other synergies that are uniquely available to the two of us given the proximity of our operations in Ontario and elsewhere.

While 2005 was a very good year indeed for the Company and our shareholders, with the promise and potential of the new Inco we are convinced that even more exciting times lie ahead.
I look forward to reporting on the completion of the pending acquisition of Falconbridge and our performance for the first quarter of 2006.
/s/  Scott Hand
Scott M. Hand
Chairman and Chief Executive Officer

Reconciliation between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP
We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include certain gains or losses on the sale of non-core investments, asset impairment charges and write-downs in the value of assets, non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, reclamation or remediation costs unrelated to our current operations, income or other tax benefits or charges relating to the impact of currency translation adjustments, certain tax losses where the related benefits are not normally taken, adjustments for tax rulings and other decisions, interpretations and determinations covering, or based upon, transactions which occurred or related to prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, adjustments to minority interests reflecting changes thereto due to subsequent events, losses or gains on debt retirements or redemptions, strike expenses, and other gains and losses that, in each case, do not reflect on our ongoing operating performance. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.
The following table provides, for the periods indicated, a reconciliation between our adjusted net earnings and net earnings as reported in accordance with Canadian GAAP:

(in millions except per share amounts)	Net Earnings				Basic Net Earnings Per Share(3)

	Fourth Quarter		Year		Fourth Quarter		Year

		2004		2004		2004		2004
	2005	(Restated)(1)	2005	(Restated)(1)	2005	(Restated)(1)	2005	(Restated)(1)

Adjusted net earnings	$169	$253	$811	$855	$0.89	$1.35	$4.29	$4.56
Currency translation adjustments	(11)	(56)	(59)	(85)	(0.06)	(0.30)	(0.31)	(0.45)
Gain on the sale of non-core investment	88	—	88	—	0.46	—	0.46	—
Net income tax benefits(2)	3	22	16	23	0.02	0.12	0.08	0.12
Gain on disposal of assets	—	6	—	6	—	0.03	—	0.03
Asset impairment charge and write-downs in value of assets(4)	—	—	(23)	(191)	—	—	(0.12)	(1.02)
Estimated remediation costs(5)	(13)	—	(13)	—	(0.07)	—	(0.07)	—
Partial redemption of convertible debt	(1)	—	(9)	—	(0.01)	—	(0.05)	—
Gain on forward currency contracts	—	2	—	10	—	0.01	—	0.05
Favourable adjustment relating to Goro Nickel S.A.S. minority interest	—	—	25	—	—	—	0.13	—
Goro project suspension costs and related currency hedging gains (losses), net	—	(1)	—	1	—	(0.01)	—	0.01

Canadian GAAP net earnings, as reported	$235	$226	$836	$619	$1.23	$1.20	$4.41	$3.30

(1)	The 2004 results have been restated due to the retroactive application of a change in accounting policy for convertible debt and a restatement of our minority interest balances.

(2)	The net income tax benefits recorded in the fourth quarter and full year 2005 relate primarily to adjustments for prior period tax rulings, decisions, interpretations or determinations and the tax impact related to currency translation adjustments on our long-term debt.

(3)	These amounts are based upon currently issued and outstanding shares and not diluted shares.

(4)	Represents, in 2005, the write-down in value of our copper refinery at our Ontario operations and certain assets of PT Inco.

(5)	These estimated costs are unrelated to our current businesses and operations.

We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes certain gains or losses on the sale of non-core investments, asset impairment charges, non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting, financial planning and incentive compensation purposes.
Outlook
The following section is limited to the outlook for Inco without taking into account the completion of the pending acquisition of Falconbridge Limited. Accordingly, the estimates and projections set forth below would change significantly upon the expected combination of Inco and Falconbridge.
Our current estimates for production for the first quarter and full year of 2006 for nickel, copper and platinum-group metals (“PGMs”), including PGMs produced from purchased material, are as follows:

		First Quarter	Full Year
		2006	2006(1)
Nickel	— tonnes (thousands)	59 - 61	256
	— pounds (millions)	130 - 135	565

Copper	— tonnes (thousands)	33	154
	— pounds (millions)	75	340

PGMs	— troy ounces (thousands)	80	400

(1)	Includes 30 million pounds of nickel returned for sale from third party toll smelting and refining arrangements, with five million pounds of toll finished nickel production in the first quarter of 2006.
We currently project that our nickel unit cash cost of sales after by-product credits for the full year 2006 will be in the range of $2.35 to $2.40 per pound ($5,182 to $5,292 per tonne). This estimate excludes the costs of certain purchased intermediates and related treatment and refining charges of third parties. A reconciliation between our nickel unit cash costs of sales both before and after by-product credits as indicated and cost of sales in accordance with Canadian GAAP for the fourth quarter and full year 2005 and 2004 is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below. The premium on our nickel products for 2006 we currently expect to realize over the London Metal Exchange (“LME”) cash nickel prices is approximately $0.05 to $0.10 per pound ($110 to $220 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the nickel in matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced. As reflected in the chart above, we have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in production levels of our primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.
The current First Call consensus mean estimate for our adjusted net earnings per share for 2006 is $3.50 on a diluted basis. Based upon the current First Call mean forecast for the average LME cash nickel price for 2006, which we understand to be $6.45 per pound, and our understanding of the latest mean forecasts by First Call and London Bullion Market Association (LBMA) for the prices for our other metal products for 2006, and taking into account our production, premium and nickel unit cash cost of sales after by-product credits estimates indicated above, we are comfortable with the current First Call consensus estimate for 2006 for our adjusted net earnings per share of $3.50, on a diluted basis. We are not endorsing how First Call arrives at its consensus mean estimate for our 2006 adjusted net earnings per share on a diluted basis or First Call’s forecasts for the LME cash nickel price, or the other benchmark metal prices published by First Call and LBMA, for 2006. Our policy continues to be that we do not publicly forecast where nickel and other metal prices will be in the future given the historic volatility of these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The LME cash nickel price averaged $6.67 per pound ($14,711 per tonne) for the January 3 – February 13, 2006 period. The LME cash nickel price on February 13, 2006 was $6.77 per pound ($14,935 per tonne).
The earnings per share consensus estimate above refers to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.
In terms of the current estimated sensitivity of our earnings per share, both for basic and diluted purposes, to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, our Canadian GAAP basic and diluted net earnings per share (EPS) over a full year would change, up or down, by about 14 cents and 12 cents, respectively. As reflected in the table below, while our financial results are most sensitive to changes in (1) nickel prices, our results are also sensitive to changes in copper and other prices as well as, on the cost side, changes in oil and natural gas prices and (2) the Canadian-U.S. dollar exchange rate given that a substantial portion of our expenses are incurred in Canadian dollars:
ESTIMATES OF CURRENT 2006 SENSITIVITY OF BASIC
AND DILUTED EPS TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$) (1)

	Amount of Change	Basic	Diluted
	(up or down)	EPS Effect	EPS Effect(2)
Realized nickel price	$0.10/lb.	$0.14	$0.12
Realized copper price(3)	0.10/lb.	0.08	0.07
Realized palladium price	50.00/troy oz	0.03	0.03
Realized platinum price(3)	50.00/troy oz	0.03	0.02
Realized cobalt price	1.00/lb.	0.01	0.01
Cdn.-U.S. exchange rate(4) (5)	0.01	0.06	0.05
Fuel oil price (West Texas Intermediate) (3) (5)	1.00/bbl	0.007	0.006
Natural gas price(5)	0.10/MM BTU	0.002	0.002

(1)	Canadian GAAP basic (Basic EPS Effect) and diluted (Diluted EPS Effect) net earnings per share. Each sensitivity assumes other factors are held constant.

(2)	Based on 223 million diluted shares.

(3)	Includes the impact of hedging activities as of December 31, 2005.

(4)	Represents the impact on Canadian dollar-denominated operating costs and excludes the translation effect relating to Canadian dollar-denominated liabilities and to accrued taxes for Canadian dollar currency translation effects associated with U.S. dollar-denominated liabilities.

(5)	Increases in these costs and exchange rate have a negative effect on EPS.

Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred. It is currently projected that our consolidated total capital expenditures for 2006 will be approximately $1.82 billion. Taking into account capital contributions expected to be made in 2006 by other shareholders in our Goro project, certain previously announced government assistance relating to our growth projects and other financing arrangements that are already in place for these projects, we currently project that of this $1.82 billion total estimate, we will have funded or be required to fund about $1.34 billion.
Commentary on Results for the Fourth Quarter and Full Year 2005
Results of Operations
The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions of U.S. dollars except per share amounts)	2005	2004	2005	2004

		(Restated)		(Restated)

Net sales	$1,121	$1,161	$4,518	$4,278
Net earnings	235	226	836	619
Net earnings per common share
— basic	1.23	1.20	4.41	3.30
— diluted	1.06	1.08	3.75	2.95
Cash provided by operating activities	39	294	739	1,393

The increase in net earnings for the fourth quarter of 2005 compared with the fourth quarter of 2004 was primarily the result of a gain on sale of a non-core investment, lower currency translation adjustments, higher realized selling prices for copper and certain PGMs and higher deliveries of PGMs and copper partially offset by lower realized prices for nickel, lower Inco-source nickel deliveries and higher nickel unit cash cost of sales before by-product credits. The increase in net earnings for full year 2005 compared with 2004 was primarily the result of the previously reported non-cash Goro project asset impairment charge of $191 million, after-taxes, recorded in 2004, higher realized selling prices for nickel, copper and certain PGMs and higher other income, partially offset by higher nickel unit cash cost of sales before by-product credits and lower deliveries of Inco-source nickel, copper and PGMs.
The effect of certain of these items on our results of operations is set forth under “Reconciliation between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” above.
Net sales
Net sales decreased in the fourth quarter of 2005 by three per cent due to an eight per cent decline in nickel deliveries as well as a 10 per cent decrease in the average realized selling price for nickel. This was partially offset by a 17 per cent increase in copper deliveries, a 38 per cent increase in the average realized selling price for copper, a 46 per cent increase in PGMs deliveries and higher realized prices for certain PGMs. Net sales increased for the year 2005 by six per cent due to higher selling prices for nickel, copper and certain PGMs partially offset by lower deliveries of nickel, copper and PGMs.
Cost of sales and other expenses
The following table summarizes our nickel unit cash cost of sales before and after by-product credits for the periods indicated:

	Three months ended		Year ended
	December 31,		December 31,

	2005	2004	2005	2004

Nickel unit cash cost of sales before by-product credits per pound	$2.91	$2.77	$3.04	$2.60
Nickel unit cash cost of sales after by-product credits per pound	$2.24	$2.56	$2.65	$2.32

For the fourth quarter and full year 2005 compared with the corresponding periods of 2004, the increase in nickel unit cash cost of sales before by-product credits was principally due to (1) higher costs for high sulphur fuel oil and diesel fuel at PT Inco, (2) higher electricity and natural gas prices at our Ontario operations, (3) the negative impact on unit cost of lower nickel production, (4) a higher average Canadian — U.S. dollar exchange rate that adversely affected our costs and (5) higher spending on supplies and services due, in part, to our efforts to expand production. These adverse effects on unit costs were partially offset by (1) the net cost reductions and related savings and (2) lower costs for purchased nickel intermediates primarily as a result of lower volumes of purchased intermediates processed at our Ontario and Manitoba operations in 2005. For the fourth quarter of 2005 compared with the fourth quarter of 2004, the decrease in nickel unit cash cost of sales after by-product credits was due to (1) higher by-product credits resulting from higher deliveries of PGMs and (2) higher realized prices for copper and certain PGMs. This was partially offset by higher unit cash cost of sales before by-product credits. For the full year 2005 compared with the full year 2004, the increase in nickel unit cash cost of sales after by-product credits was primarily due to higher unit cash cost of sales before by-product credits partially offset by higher by-product credits. The increase in by-product credits was primarily due to higher realized prices for copper and certain PGMs partially offset by lower deliveries of copper and certain PGMs.
We have continued to use purchased nickel intermediates to increase processing capacity utilization at our Ontario and Manitoba operations. While the cost of purchased nickel intermediates is higher than that for processing our own mine production and such cost increases as the prevailing prices, LME cash nickel or other benchmark prices, on which this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.
A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP for the periods indicated is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.
In the fourth quarter and full year 2005, we realized net cost reductions and related savings of $16 million and $40 million, respectively, below our full year 2005 target of $60 million for these savings.
Nickel production decreased to 64,359 tonnes (142 million pounds) in the fourth quarter of 2005 compared with 66,195 tonnes (146 million pounds) in the fourth quarter of 2004. Nickel production decreased to 220,727 tonnes (487 million pounds) for the full year 2005 compared with 236,817 tonnes (522 million pounds) for the full year 2004. The decrease in nickel production in the fourth quarter compared with the same period of 2004 was primarily due to the need to rebuild the required inventories for our Clydach, Wales refinery after the previously announced planned shutdown and the related slower than planned ramp-up after that shutdown experienced at our Ontario operations in the third quarter of 2005. The decrease in nickel production for 2005 compared with 2004 was largely due to the same reasons affecting fourth quarter 2005 production, a longer than planned shutdown at our Ontario operations and a slower ramp-up after that shutdown and a longer than usual maintenance shutdown during the third quarter at our Manitoba operations, a shutdown which was necessary to prepare these operations for the arrival of the Voisey’s Bay concentrates in the fourth quarter of 2005. PT Inco produced a record 168 million pounds of nickel in matte in 2005.
Other income
In the fourth quarter of 2005, other income increased by $76 million compared with the corresponding period in 2004 due principally to a gain from the sale of a non-core investment in a junior mining company in the amount of $88 million. For the year 2005, the increase in other income relates to this gain partially offset by a charge resulting from the conversions and settlement of such conversions in cash of a portion of our LYON Notes originally issued in March 2001.
Selling, general and administrative expenses
Selling, general and administrative expenses decreased by $9 million in the fourth quarter of 2005 due to lower consulting fees. Selling, general and administrative expenses increased by $15 million for year 2005 primarily due to higher capital taxes and higher expenses associated with share options that had been granted in prior years with share appreciation rights based upon the price of our common shares.
Income and mining taxes
Our effective tax rate for the fourth quarter of 2005 of approximately 21 per cent was lower than the combined statutory income and mining tax rate in Canada of about 39 per cent due principally to the non-taxable gain of $88 million on the sale of a non-core investment referred to above and a decrease in estimated net mining taxes. Our effective tax rate for the year 2005 of 31 per cent was lower than the combined statutory income and mining tax rate in Canada of about 39 per cent due principally to the benefit of profits earned in jurisdictions having lower tax rates and the non-taxable gain noted above.
Minority Interest
For the full year 2005, minority interest included a previously recorded favourable adjustment of $25 million, reflecting the recovery of losses previously taken by Inco due to insufficient minority interest balances existing in 2004 to absorb the share by the minority interest of the impairment charge associated with the Goro project recorded in the second quarter of 2004.
Cash Flows and Financial Condition
Net cash provided by operating activities in the fourth quarter of 2005 was $39 million, compared with $294 million in the fourth quarter of 2004. The decrease in net cash provided by operating activities was primarily due to higher working capital requirements in the fourth quarter of 2005 due, in part, to the required working capital ramp-up for Voisey’s Bay as it commenced commercial production as of December 1, 2005. Net cash provided by operating activities in the year 2005 was $739 million, compared with $1,393 million in 2004. The decrease in net cash provided by operating activities in 2005 was primarily due to an increase in working capital at the end of 2005 compared with 2004. The increased working capital requirements were primarily related to reduced income and mining tax payable balances in view of the significant tax payments of $245 million made during the first quarter of 2005 in respect of the 2004 taxation year and higher tax instalments paid in 2005. In addition, inventory increased primarily as a result of increased production costs, increased finished copper inventory as a result of the previously indicated closure of the copper refinery in Ontario in the month of December 2005 and higher in-process inventories of Voisey’s Bay concentrates as well as the establishment of supplies inventories at Voisey’s Bay.
Net cash used for investing activities was $216 million in the fourth quarter of 2005 compared with $325 million in the fourth quarter of 2004. Investing activities in the fourth quarter of 2005 included $103 million of proceeds from the sale of an investment referred to above. Net cash used for investing activities for the year 2005 of $892 million increased slightly from the year 2004 level of $881 million primarily due to (1) higher capital spending, mainly in respect of our Goro project and (2) higher sustaining capital expenditures at our Canadian operations and PT Inco, partially offset by (x) lower capital spending for our Voisey’s Bay project and the proceeds from the sale of an interest in the Goro project, (y) subsequent contributions from our partner in the Goro project and (z) the proceeds from the sale of an investment referred to above.
Net cash provided by financing activities for the year 2005 was $35 million. In December 2005, we received $49 million in respect of the French government-sponsored financing for Goro. During the fourth quarter of 2005, we also received $200 million from the drawdown of the balance of our $400 million term loan facility that matures in December 2011. In addition to certain debt repayments, cash used for financing activities in 2005 included $76 million in respect of the tender for conversion and settlement in cash at our election of a portion of our LYON Notes. During 2005, LYON Notes representing approximately $163 million aggregate principal amount were tendered for conversion. At our option, we elected to settle a portion of the conversions tendered in accordance with the terms of the LYON Notes for cash in lieu of shares in the amount of $76 million. The difference between the cash settlement price of $76 million and the book value of the LYON Notes tendered and settled in cash in the total amount of $41 million represents a charge of $35 million. For accounting purposes, the LYON Notes are bifurcated between debt and equity, the equity portion representing the value of the holders’ conversion options. Consequently, the charge of $35 million has been bifurcated between a charge to earnings of $9 million and a charge to retained earnings of $26 million. The remainder of the LYON Notes tendered for conversion were, at our option, settled in shares with no impact on net earnings.
At December 31, 2005, cash and cash equivalents were $958 million, down from $1,076 million at December 31, 2004, primarily reflecting cash outflows for capital expenditures for our growth projects and sustaining capital expenditures at our operations. Total debt was $1,974 million at December 31, 2005, compared with $1,868 million at December 31, 2004. Total debt as a percentage of total debt plus shareholders’ equity was 28 per cent at December 31, 2005, compared with 30 per cent at December 31, 2004.
As previously announced, on February 7, 2006 Inco’s Board of Directors declared an increased quarterly dividend on our Common Shares of $0.125 per share, payable March 1, 2006 to shareholders of record as of February 17, 2006.
Changes in Accounting Policies and Restatements
Effective January 1, 2005, on a retroactive basis, we adopted revisions to Canadian Institute of Chartered Accountants (CICA) Section 3860, Financial Instruments — Disclosure and Presentation. The revisions relate to the accounting for instruments for which the issuer has the right to settle in cash or its own shares. Such an instrument is bifurcated between debt and equity in accordance with this revised standard. This change impacted the accounting treatment for our LYON Notes, Convertible Debentures due 2023 and 3 1/2% Subordinated Convertible Debentures due 2052 which were previously treated as equity in accordance with EIC No. 71, Financial Instruments that may be Settled at the Issuer’s Option in Cash or its own Equity Instruments. In

the fourth quarter 2005, we restated our prior year and current year quarterly minority interest and deferred income taxes to correct an error in the allocation of net earnings to minority interests, and also restated prior year and current year quarterly diluted earnings per share to correct an error in applying the “if converted” method with respect to our convertible debt. The aggregate impact of these restatements on diluted earnings per share was as follows: first quarter 2005 — nil; second quarter 2005 — an increase of $0.01 per share; and third quarter 2005 — a decrease of $0.01 per share. The impact on 2004 diluted earnings per share was an increase of $0.02 per share.
Access to Webcast of February 14, 2006 Presentation to the Investment Community on Fourth Quarter 2005 Results and Related Matters
As previously announced, interested investors can listen to our presentation to the investment community, expected to include an analysis of Inco’s 2005 financial and operating results as well as a review of (1) key operational, marketing and other current drivers of Inco’s business, (2) the “new” Inco to be created by the pending acquisition of Falconbridge Limited, (3) Inco’s Voisey’s Bay and Goro projects and key current strategic objectives and (4) our current outlook for 2006 and beyond.
This presentation is scheduled for February 14, 2006, beginning at 3:00 p.m. (Toronto time), and can be accessed by visiting the website of a third-party webcasting service we will be using, CNW Group Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Copies of any slides or other statistical information to be used for the conference call can be accessed and will be available for online viewing by persons with a computer system and Internet connection meeting certain minimum requirements through www.newswire.ca/webcast or through Inco’s website, www.inco.com, by clicking on the “Latest Quarterly Webcasts” link on the homepage.
The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on February 28, 2006 by dialling 1-800-558-5253 in North America and by entering the reservation number 21280521. This recording is also available outside North America by dialling 416-626-4100 and by entering the same reservation number.
Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements regarding the Company’s offer to purchase all of the common shares of Falconbridge Limited, including statements regarding the timing thereof and the anticipated timing of achievement of milestones in the regulatory clearance process, anticipated financial or operating performance of the combined company, expected synergies and cost savings from the proposed combination of Inco and Falconbridge, and strategies, objectives, goals and targets of the combined company, and forward-looking statements regarding the Company alone, including anticipated financial or operating performance, the Company’s costs on a stand-alone basis, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals for its first quarter and full year 2006 for the Company as a whole and at its Indonesian, Voisey’s Bay and other Canadian operations, nickel market conditions and nickel demand and supply both globally and for certain markets and uses, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, third party toll smelting and refining arrangements, production costs on its own mine production, nickel inventories, its financial results, including adjusted net earnings per share on a diluted basis, cash flow from operations, cash generation, the effect on and sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction and related savings objectives, construction, commissioning, initial start-up, and other schedules, capital costs and other aspects of its Goro project, arrangements covering copper production and sales, capital expenditures at the Company’s growth projects, overall capital expenditures, contributions from shareholders and government programs and other external sources of funds, and governmental clearances or approvals required, for its growth projects, tax payments, planned maintenance and other shutdowns and subsequent start-ups at certain operations, new collective labour agreements, including the risk of a disruption or work stoppage, and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties, assumptions and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as, in the case of the planned acquisition of Falconbridge, the risks that we will not be able to obtain the required approvals or clearances from regulatory and other agencies and bodies on a timely basis, or divestitures or other remedies required by regulatory agencies may not be acceptable or may not be completed in a timely manner, we may not meet the other remaining conditions of our offer, we may not realize the anticipated annualized benefits and operational and other synergies and cost savings from the acquisition or related divestitures, restructurings, integration and other initiatives associated with the planned combination of Inco and Falconbridge and we may realize unanticipated costs and/or delays or difficulties relating to such integration, and such other factors relating to Inco itself as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased nickel intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the capital costs, scope, schedule, required permitting and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other clearances or approvals, and engineering and construction timetables, for the Goro project, the necessary shareholder and government program sources of financing for the Goro and other projects, political unrest or instability in countries or territories such as Indonesia and New Caledonia, risks involved in mining, processing and exploration activities, research and development activities, the accuracy of our estimated mineral/ore reserves, resolution of environmental and other proceedings and the impact of various environmental regulations and initiatives, market competition, the ability to continue to pay quarterly cash dividends in such amounts as Inco’s Board of Directors may determine in light of other uses for such funds and other factors, and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on any forward-looking statements.
Material Assumptions
A number of assumptions were made by Inco in preparing its guidance for 2006 and making certain other forward-looking statements for 2006 and beyond and in connection with our pending acquisition of Falconbridge Limited. Such assumptions include, but are not limited to, those set forth under the “Outlook” section of this press release and the slides and other material covering the presentations being made as of this date which are available on our website and on the SEDAR system in Canada. These assumptions include estimates on the U.S. dollar-Canadian dollar exchange rate for 2006, global industrial production and in key geographic markets, interest rates, global nickel and other metals demand and supply and in key geographical markets, and growth in the key end-use markets for the metals produced by the Company, that we would not have any labour, equipment or other disruptions at any of our operations of any significance in 2006 other than any planned maintenance or similar shutdowns and that any third parties which we are relying on to supply purchased intermediates or provide toll smelting or other processing do not experience any unplanned disruptions. Some of the material assumptions made by us involve confidential or particularly sensitive information and, accordingly, we do not believe it is appropriate to disclose such assumptions for competitive or other business reasons. Forward-looking statements for time periods subsequent to 2006 involve longer term assumptions and estimates than forward-looking statements for 2006 and are consequently subject to greater uncertainty. Therefore, the reader is especially cautioned not to place undue reliance on such long-term forward-looking statements.
Important Legal Information
This communication may be deemed to be solicitation material in respect of Inco’s proposed combination with Falconbridge. Inco filed with the SEC, on October 24, 2005, a registration statement on Form F-8 (containing an offer to purchase and a share exchange take-over bid circular) and on each of December 15, 2005 and January 20, 2006, an amendment to such form F-8, in connection with the proposed combination. Inco has also filed, and will file (if required), other documents with the SEC in connection with the proposed combination. Falconbridge has filed a Schedule 14D-9F in connection with Inco’s offer and has filed, and will file (if required), other documents regarding the proposed combination, in each case with the SEC.
INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain copies of the registration statement and Inco’s and Falconbridge’s SEC filings free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Inco may be obtained free of charge by contacting Inco’s media or investor relations departments.
February 14, 2006
IN 05/29

For further information:
Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758
or www.inco.com

Inco Limited
Key Financial and Operating Statistics

		For the three months		For the year ended
		ended December 31,		December 31,
		2005	2004	2005	2004

Average Realized Prices
Nickel(1)	— per tonne	$12,780	$14,138	$14,842	$13,906
	— per pound	5.80	6.41	6.73	6.31
Copper	— per tonne	4,528	3,283	3,839	2,916
	— per pound	2.05	1.49	1.74	1.32
(1) Including intermediates

LME Average Cash Prices
Nickel	— per tonne	12,628	14,080	14,733	13,852
	— per pound	5.73	6.39	6.68	6.28
Copper	— per tonne	4,297	3,094	3,684	2,868
	— per pound	1.95	1.40	1.67	1.30

Deliveries
Nickel in all forms (tonnes)
	— Inco-source	58,843	67,271	223,811	235,185
	— Purchased finished	6,607	3,693	22,471	16,697

		65,450	70,964	246,282	251,882

Copper (tonnes)		34,814	29,694	120,543	124,884

Cobalt (tonnes)		417	514	1,694	1,542

Platinum-group metals (in thousands of troy ounces)		118	81	415	420

Net Sales to Customers by Product (in millions)
Primary nickel		$837	$1,004	$3,655	$3,503
Copper		158	97	463	364
Precious metals		81	51	267	246
Other		45	9	133	165

		$1,121	$1,161	$4,518	$4,278

Nickel Production in all Forms (tonnes)		64,359	66,195	220,727	236,817

Finished Nickel Inventories at end of Period (tonnes)		23,444	27,334	23,444	27,334

Inco Limited
Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

	For the three months		For the year ended
	ended December 31,		December 31,
(in millions of U.S. dollars except where noted)	2005	2004	2005	2004

Cost of sales and other expenses, excluding depreciation and depletion	$726	$643	$2,633	$2,348
By-product costs	(174)	(147)	(635)	(572)
Purchased finished nickel	(87)	(52)	(331)	(234)
Delivery expense	(8)	(8)	(35)	(33)
Other businesses cost of sales	(10)	(9)	(39)	(38)
Non-cash items(1)	(11)	(3)	(32)	(28)
Remediation, demolition and other related expenses	(33)	(12)	(57)	(30)
Adjustments associated with affiliate transactions	(17)	10	34	(54)
Asset write offs and related charges(2)	—	—	(32)	—
Other	(10)	(12)	(9)	(11)

Nickel cash cost of sales before by-product credits(3)	376	410	1,497	1,348
By-product net sales	(261)	(178)	(825)	(719)
By-product costs	174	147	635	572

Nickel cash cost of sales after by-product credits(3)	$289	$379	$1,307	$1,201

Inco-source nickel deliveries (millions of pounds)	129	148	493	518

Nickel unit cash cost of sales before by-product credits per pound	$2.91	$2.77	$3.04	$2.60

Nickel unit cash cost of sales before by-product credits per tonne	$6,415	$6,107	$6,702	$5,732

Nickel unit cash cost of sales after by-product credits per pound	$2.24	$2.56	$2.65	$2.32

Nickel unit cash cost of sales after by-product credits per tonne	$4,938	$5,644	$5,842	$5,115

(1)	Post-retirement benefits other than pensions.

(2)	Relates to certain assets at PT Inco that had no future value to PT Inco’s operations and the write-off of the book values of certain equipment assessed to be beyond economic repair and to PT Inco’s change in accounting for asset sales and other dispositions.

(3)	Nickel cash cost of sales before and after by-product credits includes costs for both Inco-source and purchased nickel intermediates.

Inco Limited
Consolidated Statement of Earnings

	(unaudited)
	For the three months		For the year ended
	ended December 31,		December 31,
(in millions of U.S. dollars except per share amounts)	2005	2004	2005	2004

		(Restated)		(Restated)
Net sales	$1,121	$1,161	$4,518	$4,278

Costs and expenses
Cost of sales and other expenses, excluding depreciation and depletion	726	643	2,633	2,348
Depreciation and depletion	69	70	256	248
Selling, general and administrative	51	60	207	192
Research and development	12	7	35	29
Exploration	13	13	43	32
Currency translation adjustments	11	56	59	85
Interest expense	10	7	26	36
Asset impairment charge	—	—	25	201

	892	856	3,284	3,171

Other income, net	91	15	83	49

Earnings before income and mining taxes and minority interest	320	320	1,317	1,156
Income and mining taxes	66	63	408	432

Earnings before minority interest	254	257	909	724
Minority interest	19	31	73	105

Net earnings	$235	$226	$836	$619

Net earnings per common share
Basic	$1.23	$1.20	$4.41	$3.30

Diluted	$1.06	$1.08	$3.75	$2.95

Weighted average common shares outstanding, in thousands
Basic	191,023	187,909	189,425	187,550

Diluted	222,519	210,205	222,706	210,156

Inco Limited
Consolidated Balance Sheet

	December 31,	December 31,
(in millions of U.S. dollars)	2005	2004

		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$958	$1,076
Accounts receivable	673	601
Inventories	996	834
Other	68	42

Total current assets	2,695	2,553
Property, plant and equipment	8,459	7,587
Accrued pension benefits asset	611	422
Deferred charges and other assets	245	154

Total assets	$12,010	$10,716

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$122	$107
Accounts payable	253	331
Accrued payrolls and benefits	221	208
Other accrued liabilities	533	399
Income and mining taxes payable	36	279

Total current liabilities	1,165	1,324
Deferred credits and other liabilities
Long-term debt	1,852	1,761
Deferred income and mining taxes	2,018	1,891
Accrued post-retirement benefits liability	732	671
Asset retirement obligation	168	171
Deferred credits and other liabilities	131	58

Total liabilities	6,066	5,876

Minority interest	761	470

Shareholders’ equity
Convertible debt	362	418

Common shareholders’ equity
Common shares issued and outstanding 192,237,394 (2004 — 188,133,439 shares)	3,000	2,891
Warrants	62	62
Contributed surplus	578	571
Retained earnings	1,181	428

	4,821	3,952

Total shareholders’ equity	5,183	4,370

Total liabilities and shareholders’ equity	$12,010	$10,716

Inco Limited
Consolidated Statement of Cash Flows

	(unaudited)
	For the three months		For the year ended
	ended December 31,		December 31,
(in millions of U.S. dollars)	2005	2004	2005	2004

		(Restated)		(Restated)
Operating activities
Earnings before minority interest	$254	$257	$909	$724
Items not affecting cash
Depreciation and depletion	69	70	256	248
Deferred income and mining taxes	46	20	77	63
Asset impairment charge	—	—	25	201
Other	(60)	44	57	114
Contributions greater than post-retirement benefits expense	(105)	(116)	(137)	(140)
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(93)	(51)	(72)	(166)
Inventories	(114)	(22)	(149)	(88)
Accounts payable and accrued liabilities	72	79	34	126
Income and mining taxes payable	(52)	(64)	(235)	249
Other	22	77	(26)	62

Net cash provided by operating activities	39	294	739	1,393

Investing activities
Capital expenditures	(348)	(339)	(1,168)	(876)
Partial sale of interest in Goro Nickel S.A.S.	—	—	150	—
Proceeds from the sale of an investment	103	—	103	—
Other	29	14	23	(5)

Net cash used for investing activities	(216)	(325)	(892)	(881)

Financing activities
Repayments of long-term debt	(3)	(2)	(105)	(100)
Long-term borrowings	211	203	214	205
French government-sponsored Girardin Act financing	49	41	49	41
Cash settlement of LYON Notes converted	(11)	—	(76)	—
Common shares issued	6	12	40	30
Common dividends paid	(19)	—	(57)	—
Dividends paid to minority interest	(10)	(5)	(49)	(20)
Other	(4)	(11)	19	(10)

Net cash provided by financing activities	219	238	35	146

Net increase (decrease) in cash and cash equivalents	42	207	(118)	658
Cash and cash equivalents at beginning of period	916	869	1,076	418

Cash and cash equivalents at end of period	$958	$1,076	$958	$1,076